Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Goodrich Petroleum Corporation for the registration of 100,000 of its warrants and 4,884,000 shares of its common stock underlying the warrants, and to the incorporation by reference therein of our reports dated February 27, 2015, with respect to the consolidated financial statements of Goodrich Petroleum Corporation, and the effectiveness of internal control over financial reporting of Goodrich Petroleum Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 22, 2015

Houston, Texas